News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
August 4, 2009

UNIT CORPORATION REPORTS 2009 SECOND QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today net income of $32.0 million, or $0.68 per diluted share, for the three months ended June 30, 2009, compared to net income of $94.1 million, or $2.00 per diluted share, for the three months ended June 30, 2008.  Total revenues for the second quarter of 2009 were $164.1 million (30% contract drilling, 55% oil and natural gas, and 14% mid-stream), compared to total revenues for the second quarter of 2008 of $370.1 million (41% contract drilling, 44% oil and natural gas, and 15% mid-stream).

For the first six months of 2009, Unit reported a net loss of $115.5 million, or $2.46 per diluted share, compared to net income of $171.2 million, or $3.65 per diluted share, for the six months ended June 30, 2008.  Included in the 2009 results was a $281.2 million ($175.1 million after tax, or $3.72 per diluted share) noncash ceiling test write down that occurred in the first quarter.  The ceiling test write down was required to reduce the carrying value of the company’s oil and natural gas properties due to significantly lower commodity prices at the end of the first quarter 2009.  Excluding the ceiling test write down, net income for the first six months of 2009 would have been $59.6 million, or $1.26 per diluted share (see Non-GAAP Financial Measures below).   Total revenues for the first six months of 2009 were $365.1 million (38% contract drilling, 49% oil and natural gas, and 12% mid-stream), compared to $691.5 million (43% contract drilling, 43% oil and natural gas, and 14% mid-stream) for the first six months of 2008.

CONTRACT DRILLING SEGMENT INFORMATION
Average drilling rig utilization for the second quarter of 2009 was 31.6 drilling rigs, or 24%, a decrease of 70% from the second quarter of 2008, and a decrease of 40% from the first quarter of 2009.  Contract drilling rig rates for the second quarter of 2009 averaged $17,335 per day, a decrease of 3%, or $555 per day, from the second quarter of 2008, and a decrease of 7%, or $1,303 per day, from the first quarter of 2009.  Average operating margins for the second quarter of 2009 were $7,138 per day (before elimination of intercompany drilling rig profit of $0.4 million; see Non-GAAP Financial Measures below) as compared to $8,339 per day (before elimination of intercompany drilling rig profit of $6.4 million; see Non-GAAP Financial Measures below) for the same quarter in 2008, a decrease of 14%.

    For the first six months of 2009, drilling rig utilization averaged 32% as compared to 79% for the same period during 2008.  Unit averaged 42.1 drilling rigs working during the first six months of 2009, a decrease of 59% from the 102.5 drilling rigs working during the first six months of 2008.  Average operating margins for the first six months of 2009 were $7,807 per day (before elimination of intercompany drilling rig profit of $1.1 million; see Non-GAAP Financial Measures below) as compared to $8,551 per day (before elimination of intercompany drilling rig profit of $13.9 million for the same period in 2008; see Non-GAAP Financial Measures below), a decrease of 9%.

Currently, Unit has 131 drilling rigs of which 38 are under contract.  The following table illustrates this segment’s drilling rig count at the end of each period and its average utilization rate during the period:

	2nd Qtr 09	1st Qtr 09	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07
Rigs	131	131	132	131	131	129	129	128	128
Utilization	24%	40%	74%	85%	80%	78%	80%	78%	81%

            Larry Pinkston, Unit's Chief Executive Officer and President, said:  “Contract drilling industry and our rig fleet utilization rates continued to be negatively impacted by low commodity prices and minimal capital spending by exploration and production companies during the second quarter.  We have concentrated on reducing costs in this challenging environment, focusing on both drilling rig wages and infrastructure.  Our personnel have done an excellent job of balancing the necessary reductions with preserving Unit’s ongoing commitment of efficient results-driven service to its customers.”

OIL AND NATURAL GAS SEGMENT INFORMATION
•	Completed 16 and 37 gross wells during the 2009 second quarter and first six months, respectively.
•	Curtailed approximately 4.8 MMcf per day of production during the second quarter of 2009 due to low commodity prices.
•	Approximately 73% of anticipated natural gas production and 70% of anticipated crude oil production is hedged for 2009.
•	Increased estimated capital expenditures for 2009 from $200 million to $220 million.
•	Revised estimate of gross wells to be drilled for 2009 from 140 to 120 wells.

Second quarter 2009 production was 348,000 barrels of oil, in comparison to 335,000 barrels of oil in the second quarter of 2008, a 4% increase.  Natural gas liquids (NGLs) production during the second quarter of 2009 was 391,000 barrels in comparison to 350,000 barrels in the second quarter of 2008, a 12% increase.  Second quarter 2009 natural gas production decreased 7% to 11.0 billion cubic feet (Bcf) from 11.8 Bcf during the comparable quarter of 2008.  Second quarter 2009 equivalent production totaled 15.4 Bcfe, a 3% decrease over second quarter 2008.  Total production for the first six months of 2009 was 31.7 Bcfe, an increase of 3% over the 30.7 Bcfe produced during the first six months of 2008.

Unit’s average natural gas price for the second quarter of 2009 decreased 40% to $5.49 per thousand cubic feet (Mcf) as compared to $9.16 per Mcf for the second quarter of 2008.  Unit’s average oil price for the second quarter of 2009 was $54.84 per barrel compared to $102.23 per barrel for the second quarter of 2008, a 46% decrease, and Unit’s average NGLs price for the second quarter of 2009 was $23.88 per barrel compared to $56.78 per barrel for the second quarter of 2008, a 58% decrease.  For the first six months of 2009, Unit’s average natural gas price decreased 35% to $5.47 per Mcf as compared to $8.43 per Mcf during the first six months of 2008.  Unit’s average oil price for the first six months of 2009 was $52.69 per barrel compared to $98.08 per barrel during the first six months of 2008, a 46% decrease.  Unit’s average NGLs price for the first six months of 2009 was $21.29 per barrel compared to $54.56 per barrel during the first six months of 2008, a 61% decrease.

    For 2009, approximately 73% of this segment's anticipated average daily natural gas production is hedged through NYMEX plus basis at several delivery points and approximately 70% of its anticipated oil production is hedged.  Of the natural gas hedges, 89% are under swap contracts at a comparable NYMEX average price of $7.20 and 11% are under a collar contract with a comparable NYMEX floor of $8.22 and a ceiling of $10.80.  The average basis differentials for these swaps are ($0.85).  Of the oil hedges, 80% are under swap contracts at an average price of $51.87 and 20% under a collar contract with a floor of $100.00 and a ceiling of $156.25.  For 2010, approximately 65% of the company’s anticipated average daily natural gas production is hedged and 56% of its anticipated daily oil production is hedged.  The natural gas production is hedged under swap contracts at a comparable average NYMEX price of $6.95.  The average basis differentials for the swaps are ($0.66).  Of the oil hedges, 75% are under swap contracts at an average price of $61.36 and 20% are under a collar contract with a floor of $65.00 and a ceiling of $74.85.  Subsequent to June 30, 2009, Unit hedged approximately 55% of its anticipated average daily NGLs production for the balance of 2009.

The following table illustrates this segment’s production and certain results for the periods indicated:

	2nd Qtr 09	1st Qtr 09	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07
Production, Bcfe	15.4	16.3	16.8	15.9	16.0	14.7	14.7	14.0	13.2
Realized Price, Mcfe	$5.75	$5.48	$6.21	$9.49	$10.19	$8.72	$7.66	$6.69	$7.19
Wells Drilled (gross)	16	21	67	82	72	57	81	51	67
Success Rate	100%	90%	90%	89%	90%	86%	90%	88%	82%

During the second quarter of 2009, Unit participated in the drilling of 16 wells, of which all 16 were completed as producing wells for a success rate of 100% in comparison to the completion of 72 wells with a 90% success rate during the second quarter of 2008.

Pinkston said:  “Our drilling program for the first half of 2009 has intentionally been at a reduced level due to weak commodity prices and the expectation of reduced well costs.  Production for the second quarter of 2009 was reduced by approximately 4.8 MMcf per day that was curtailed due to weak commodity prices.  With the significant reduction in well costs that have taken place primarily over the past four months, we have elected to accelerate our level of drilling activity for the second half of the year and have increased our estimated 2009 capital expenditures for this segment from $200 million to $220 million, still within anticipated cash flow.  Production for the year is currently estimated to be approximately 63 Bcfe.  Our drilling efforts continue to be focused in prospects having a combination of natural gas and oil or where the natural gas has a high BTU content, yielding NGLs which are more correlated to crude pricing, and in prospects with possible short-term lease expirations.”

MID-STREAM SEGMENT INFORMATION

•	Increased second quarter 2009 liquids sold per day volumes 9% over first quarter of 2009 and 18% over second quarter of 2008.
•	17 new wells connected to existing systems during the first six months of 2009.

Second quarter of 2009 processing volumes of 75,481 MMBtu per day and liquids sold volumes of 239,121 gallons per day increased 12% and 18%, respectively, over second quarter of 2008.  Second quarter 2009 gathering volumes were 187,666 MMBtu per day, a 9% decrease over second quarter of 2008.  Operating profit (as defined in the Selected Financial and Operational Highlights) for the second quarter was $4.0 million, an increase of $2.6 million from the first quarter of 2009, due primarily to increased liquids prices, which resulted in increased processing margins.

For the first six months of 2009, processing volumes of 74,074 MMBtu per day and liquids sold volumes of 228,998 gallons per day increased 16% and 19%, respectively, from the first six months of 2008.  Gathering volumes for the first six months of 2009 were 189,980 MMBtu per day, a 6% decrease from the first six months of 2008.

The following table illustrates certain results from this segment’s operations for the periods indicated:

	2nd Qtr 09	1st Qtr 09	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07
Gas gathered MMBtu/day	187,666	192,320	187,585	195,914	205,397	200,697	212,786	221,508	218,290
Gas processed MMBtu/day	75,481	72,650	72,491	71,260	67,545	59,797	59,009	55,721	42,645
Liquids sold Gallons/day	239,121	218,762	197,428	199,805	202,130	183,924	169,897	137,098	113,829

Unit’s mid-stream segment operates three natural gas treatment plants, owns eight processing plants, 33 active gathering systems and 828 miles of pipeline.

Pinkston said:  “Our liquids sold volumes per day as well as our gas processed volumes per day were at record high levels for the company despite the reduction in commodity prices.  We are pleased with the volume growth that our mid-stream segment has been able to achieve during a period of reduced drilling activity by exploration and production companies.”

FINANCIAL INFORMATION
Unit ended the second quarter of 2009 with working capital of $67.0 million, long-term debt of $111.0 million, and a debt to capitalization ratio of 7%.  Under the company’s credit facility, the amount available to the company is the lesser of the amount elected by the company as the commitment amount (currently $325 million) or the value of the borrowing base as determined by the lenders under the credit facility, but not to exceed the maximum credit facility amount of $400 million.  As of April 1, 2009, the borrowing base was determined to be $475 million.  The company is currently in compliance with all of the covenants contained in its credit facility.

MANAGEMENT COMMENT
    Larry Pinkston said: “We are pleased with the results of our 2009 second quarter as the challenges to the economy and our industry persist.  Our balance sheet remains strong at the end of the second quarter as we have reduced our long-term debt by $88.5 million from December 31, 2008.  We believe initial signs of declining United States natural gas production are becoming evident which should lead to increased drilling activity by exploration and production companies.  With the disciplined focus our personnel have had on operating costs and our strong balance sheet, we are well-positioned to take advantage of the growth opportunities ahead.”

WEBCAST
Unit will webcast its second quarter earnings conference call live over the Internet on August 4, 2009 at 10:00 a.m. Central Time (11:00 a.m. Eastern). To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

_____________________________________________________

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

    This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the impact that the current decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the Company’s oil and natural gas production, oil and gas reserve information, as well as our ability to meet our future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s oil and natural gas  segment, development, operational, implementation and opportunity risks, possibility of future growth opportunities, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Statement of Income:
Revenues:
Contract drilling	$49,883	$151,228	$138,582	$298,475
Oil and natural gas	89,601	164,299	178,505	294,301
Gas gathering and processing	23,233	54,800	45,376	99,023
Other	1,357	(180)	2,673	(290)
Total revenues	164,074	370,147	365,136	691,509

Expenses:
Contract drilling:
Operating costs	29,779	78,278	80,109	152,739
Depreciation	10,261	16,988	22,880	32,352
Oil and natural gas:
Operating costs	17,249	30,657	42,065	58,258
Depreciation, depletion
and amortization	26,149	38,988	64,155	74,703
Impairment of oil and natural
gas properties	---	---	281,241	---
Gas gathering and processing:
Operating costs	19,199	45,164	39,876	80,236
Depreciation and
amortization	4,110	3,663	8,171	7,144
General and administrative	5,493	6,726	11,582	13,251
Interest, net	61	273	538	1,093
Total expenses	112,301	220,737	550,617	419,776
Income (Loss) Before Income Taxes	51,773	149,410	(185,481)	271,733

Income Tax Expense (Benefit):
Current	1,247	9,688	1,247	25,135
Deferred	18,495	45,594	(71,266)	75,406
Total income taxes	19,742	55,282	(70,019)	100,541

Net Income (Loss)	$32,031	$94,128	$(115,462)	$171,192

Net Income (Loss) per Common Share:
Basic	$0.68	$2.02	$(2.46)	$3.68
Diluted	$0.68	$2.00	$(2.46)	$3.65
Weighted Average Common
Shares Outstanding:
Basic	47,008	46,587	46,965	46,534
Diluted	47,358	47,004	46,965	46,888

	June 30,	December 31,
	2009	2008
Balance Sheet Data:
Current assets	$176,925	$286,585
Total assets	$2,233,403	$2,581,866
Current liabilities	$109,889	$196,399
Long-term debt	$111,000	$199,500
Other long-term liabilities	$77,205	$75,807
Deferred income taxes	$406,469	$477,061
Shareholders’ equity	$1,528,840	$1,633,099

	Six Months Ended June 30,
	2009	2008
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$198,208	$370,405
Net Change in Working Capital	110,634	(50,017)
Net Cash Provided by Operating Activities	$308,842	$320,388
Net Cash Used in Investing Activities	$(181,965)	$(302,445)
Net Cash Used in Financing Activities	$(126,504)	$(18,082)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2009		2008		2009		2008
Contract Drilling Operations Data:
Rigs Utilized		31.6		104.5		42.1		102.5
Operating Margins (2)		40%		48%		42%		49%
Operating Profit Before Depreciation (2) ($MM)		$20.1		$73.0		$58.5		$145.7

Oil and Natural Gas Operations Data:
Production:
Oil – MBbls		348		335		691		626
Natural Gas Liquids - MBbls		391		350		784		655
Natural Gas - MMcf		10,999		11,848		22,861		23,009
Average Prices:
Oil price per barrel received Oil price per barrel received, excluding hedges	$ $	54.84 53.61	$ $	102.23 120.91	$ $	52.69 46.11	$ $	98.08 109.42
NGLs price per barrel received NGLs price per barrel received, excluding hedges	$ $	23.88 23.88	$ $	56.78 57.04	$ $	21.29 21.29	$ $	54.56 54.43
Natural Gas price per Mcf received Natural Gas price per Mcf received, excluding hedges	$ $	5.49 2.71	$ $	9.16 9.76	$ $	5.47 3.11	$ $	8.43 8.71
Operating Profit Before DD&A and
impairment (2) ($MM)		$72.4		$133.6		$136.4		$236.0

Gas Gathering and Processing Operations Data:
Gas Gathering - MMBtu/day		187,666		205,397		189,980		203,047
Gas Processing - MMBtu/day		75,481		67,545		74,074		63,671
Liquids Sold – Gallons/day		239,121		202,130		228,998		193,027
Operating Profit Before Depreciation
and Amortization (2) ($MM)		$4.0		$9.6		$5.5		$18.8
_____________
(1) The company considers its cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company (see Non-GAAP Financial Measures below).
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted account principles (“GAAP”). We believe certain non-GAAP performance measures provide users of our financial information and our management additional meaningful information to evaluate the performance of our company.

This press release includes net income excluding the effect of the impairment of our oil and natural gas properties, earnings per share excluding the effect of the impairment of our oil and natural gas properties, cash flow from operations before changes in working capital and our drilling segment’s average daily operating margin before elimination of drilling rig profit.

Below is a reconciliation of GAAP financial measures to non-GAAP financial measures for the three and six months ended June 30, 2009 and 2008. Non-GAAP financial measures should not be considered by themselves or a substitute for our results reported in accordance with GAAP.

Unit Corporation
Reconciliation of Net Income and Earnings per Share
 Excluding the Effect of Impairment of Oil and Natural Gas Properties

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands)
Net income excluding impairment of oil and
natural gas properties:
Net income (loss)	$32,031	$94,128	$(115,462)	$171,192
Add:
Impairment of oil and natural gas properties
(net of income tax)	---	---	175,072	---
Net income excluding impairment of oil and
natural gas properties	$32,031	$94,128	$59,610	$171,192

Diluted earnings per share excluding
impairment of oil and natural gas properties:
Diluted earnings per share Add: Diluted earnings per share from impairment	$0.68	$2.00	$(2.46)	$3.65
of oil and natural gas properties	---	---	3.72	---
Diluted earnings per share excluding
impairment of oil and natural gas properties	$0.68	$2.00	$1.26	$3.65
 ________________

We have included the net income excluding impairment of oil and natural gas properties and diluted earnings per share excluding impairment of oil and natural gas properties because:
•	We use the adjusted net income to evaluate the operational performance of the company.
•	The adjusted net income is more comparable to earnings estimates provided by securities analyst.
•
The impairment of oil and natural gas properties does not occur on a recurring basis and the amount and timing of impairments cannot be reasonably estimated for budgeting purposes and is therefore typically not included for forecasting operating results.

Unit Corporation
Reconciliation of Cash Flow From Operations Before Changes in Working Capital

	Six Months Ended June 30,
	2009	2008
	(In thousands)
Net cash provided by operating activities	$308,842	$320,388
Subtract:
Net change in working capital	110,634	(50,017)
Cash flow from operations before changes
in working capital	$198,208	$370,405
 ________________

We have included the cash flow from operations before changes in working capital because:
•	It is an accepted financial indicator used by our management and companies in our industry to measure the company’s ability to generate cash which is used to internally fund our business activities.
•	It is used by investors and financial analysts to evaluate the performance of our company.

Unit Corporation
Reconciliation of Average Daily Operating Margin Before Elimination of Rig Profit

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands)
Contract drilling revenue	$49,883	$151,228	$138,582	$298,475
Contract drilling operating cost	29,779	78,278	80,109	152,739
Operating profit from contract drilling	20,104	72,950	58,473	145,736
Add: Elimination of intercompany rig profit	440	6,368	1,065	13,864
Operating profit from contract drilling
before elimination of intercompany
rig profit	20,544	79,318	59,538	159,600
Contract drilling operating days	2,878	9,512	7,626	18,664
Average daily operating margin before
elimination of rig profit	$7,138	$8,339	$7,807	$8,551
 ________________

We have included the average daily operating margin before elimination of rig profit because:
•	Our management uses the measurement to evaluate the cash flow performance or our contract drilling segment and to evaluate the performance of contract drilling management.
•	It is used by investors and financial analysts to evaluate the performance of our company.